EXHIBIT 99.02

FOR IMMEDIATE RELEASE

Investor Contact: Michael J. Rockenbach	Press Contact: Robin Austin
Chief Financial Officer	Public Relations Manager
(714) 513-8213	(714) 513-8152

EMULEX Announces Settlement in Principle of Class Action Lawsuit

     COSTA MESA, Calif., April 24, 2003 - Emulex Corporation (NYSE: ELX) announced today that it has reached tentative settlements to conclude securities class action and derivative lawsuits brought against the Company and certain directors and officers in 2001. Under the settlements, all claims will be dismissed and the litigation will be terminated in exchange for a payment of $39.5 million. Additionally, the Company will record a receivable from the Company’s D&O insurance of approximately 32% of the settlement. The resulting after-tax settlement charges of approximately $16.7 million will be recorded as a charge in the third fiscal quarter.

     “With these tentative settlements, we can put the expense and distraction of this litigation behind us and focus on executing our strategy of delivering innovative products to the market in order to enhance shareholder value,” said Michael Rockenbach, Executive Vice President, Finance and Chief Financial Officer. “Emulex remains a financially strong company, with cash, cash equivalents and investments in excess of $570 million.”

     The Company entered into the settlement agreements solely for the purpose of settling this litigation and believes that settling these matters at this time is in the best interest of shareholders as it avoids further protracted litigation expense. The terms of the agreements, which are subject to final court approval and notice to class members, includes no admission of liability or wrongdoing by the company or other defendants.

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About Emulex

     Emulex Corporation, which was named one of Forbes Magazine’s 25 Fastest Growing Technology Companies in 2002, is the world’s largest supplier and developer of storage networking host bus adapters. The Emulex product families are based on internally developed ASIC, firmware and software technologies spanning both Fibre Channel and IP networking protocols, and offer customers high performance, scalability, flexibility and reduced total cost of ownership. The Company’s products have been selected by the world’s leading server and storage providers, including Dell, EMC, Fujitsu Siemens, Groupe Bull, HP, Hitachi Data Systems, IBM, NEC, Network Appliance and Unisys. In addition, Emulex includes industry leaders Brocade, Computer Associates, Intel, McDATA, Microsoft and VERITAS among its strategic partners. Via a joint development agreement, Emulex and Intel are pioneering the industry’s first storage processors for Serial ATA, Serial Attached SCSI and Fibre Channel interfaces within a single architecture.

     Emulex markets to OEMs and end users through its own worldwide selling organization, as well as its two-tier distribution partners, including ACAL, Avnet, Bell Microproducts, Info-X, Netmarks, Tech Data, TidalWire and Tokyo Electron. Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at www.emulex.com.

EMULEX  | We network storage

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include the fact that the economy generally, and the technology and storage segments specifically, have recently been in a state of uncertainty making it difficult to determine if past experience is a good guide to the future and making it impossible to determine if markets will grow or shrink in the short term. Recently, the Company’s results have been significantly impacted by a widespread slowdown in technology investment that has also pressured the storage networking market that is the mainstay of the Company’s business. A prolonged downturn in information technology spending could adversely affect the Company’s revenues and results of operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s OEM customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payment; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or the Company’s OEM customers’ new or enhanced products; the

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variability in the level of the Company’s backlog and the variable booking patterns of the Company’s customers; the effects of terrorist activities and resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the Company’s ability and the ability of the Company’s OEM customers to keep pace with the rapid technological changes in the Company’s industry and gain market acceptance for new products and technologies; the effect of rapid migration of customers towards newer product platforms; possible transitions from board level to application specific computer chip solutions for selected applications; a shift in unit product mix from high-end to midrange products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; the Company’s dependence on foreign sales; the effect of the Company’s stock price on stock compensation charges; and the effect of acquisitions, changes in tax rate or changes in accounting standards. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q.